Registration No. 333-
As filed with the Securities and Exchange Commission on April 18, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
U.S. BANCORP
(Exact name of registrant as specified in its charter)

Delaware	41-0255900
(State or other jurisdiction	(I.R.S. employer identification no.)
of incorporation or organization)
800 Nicollet Mall
Minneapolis, Minnesota 55402
(Address of principal executive offices) (Zip code)
U.S. Bancorp 2007 Stock Incentive Plan
U.S. Bancorp Executive Employees Deferred Compensation Plan
U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan
U.S. Bancorp Outside Directors Deferred Compensation Plan
U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan
(Full title of the plans)
Lee R. Mitau, Esq.
Executive Vice President, General Counsel and Corporate Secretary
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000
(Name, address and telephone number,
including area code, of agent for service)
Copy to:
Jay L. Swanson, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 340-2600
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount	offering price per	aggregate offering	Amount of
Title of securities to be registered	to be registered	share	price	registration fee
Common Stock ($.01 par value) (1)(2)	71,200,000 shares	$34.275 (3)	$2,440,380,000 (3)	$74,919.67
Options to purchase Common Stock ($.01 par value)(4)	70,000,000	N/A	$359,870,000 (5)	$11,048.01
Deferred Compensation Obligations under the U.S. Bancorp Executive Employees Deferred Compensation Plan(6)	$114,230,000	N/A	$114,230,000	$3,506.86
Deferred Compensation Obligations under the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan(6)	$50,000,000	N/A	$50,000,000	$1,535.00
Deferred Compensation Obligations under the U.S. Bancorp Outside Directors Deferred Compensation Plan(6)	$22,300,000	N/A	$22,300,000	$684.61
Deferred Compensation Obligations under the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan(6)	$2,500,000	N/A	$2,500,000	$76.75

(1)	Includes 70,000,000 shares of Common Stock of U.S. Bancorp that may be issued pursuant to the U.S. Bancorp 2007 Stock Incentive Plan. Also includes 1,200,000 shares of Common Stock that may be issued in connection with distributions from the U.S. Bancorp Executive Employees Deferred Compensation Plan, U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan, U.S. Bancorp Outside Directors Deferred Compensation Plan and U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of Common Stock that may be offered or issued under or in connection with such plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Includes corresponding rights to acquire shares of U.S. Bancorp Common Stock pursuant to the Amended and Restated Rights Agreement, dated as of December 31, 2002, between U.S. Bancorp and Mellon Investor Services LLC.

(3)	Calculated solely for the purpose of this offering in accordance with Rule 457(h) based on the average of the high and low prices of U.S. Bancorp Common Stock as reported on the New York Stock Exchange on April 12, 2007.

(4)	Represents options to acquire 70,000,000 shares of Common Stock of U.S. Bancorp that may be granted pursuant to the U.S. Bancorp 2007 Stock Incentive Plan.

(5)	Calculated solely for the purpose of this offering based on the current estimated value of the options.

(6)	The deferred compensation obligations are unsecured obligations of U.S. Bancorp to pay deferred compensation in the future in accordance with each of the plans.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by U.S. Bancorp with the Securities and Exchange Commission, are incorporated by reference in this registration statement, as of their respective dates:
(a)	U.S. Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	U.S. Bancorp’s Current Reports on Form 8-K, filed on January 19, 2007, January 23, 2007, February 1, 2007, February 6, 2007, and April 18, 2007; and

(d)	the description of U.S. Bancorp’s common stock and common stock purchase rights contained in any registration statement or report filed by U.S. Bancorp under the Securities Act of 1933, as amended (the “Securities Act”), or in any report filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     In addition, all documents filed by U.S. Bancorp pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     The securities being registered pursuant to the U.S. Bancorp Executive Employees Deferred Compensation Plan and the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan (the “Employee Plans”) and the U.S. Bancorp Outside Directors Deferred Compensation Plan and the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan (the “Director Plans” and, together with the Employee Plans, the “Plans”) represent obligations (the “Obligations”) of U.S. Bancorp to pay deferred compensation in the future in accordance with the terms of each Plan. The Employee Plans are filed as Exhibits 10.18 and 10.2 to U.S. Bancorp’s Form 10-K for the year ended December 31, 2003 and its Current Report on Form 8-K filed on December 21, 2005, respectively. The Director Plans are filed as and Exhibits 10.19 and 10.1 to U.S. Bancorp’s Form 10-K for the year ended December 31, 2003 and its Current Report on Form 8-K filed on December 21, 2005, respectively.
     Eligible employees of U.S. Bancorp are entitled to defer receipt of certain compensation into the Employee Plans, and non-employee members of the Board of Directors of U.S. Bancorp are entitled to defer receipt of director fees into the Director Plans.
     The Obligations are general unsecured obligations of U.S. Bancorp subject to the claims of its general creditors. The Plans are considered entirely unfunded for tax purposes.
     The amount of compensation to be deferred by each participating eligible employee or Board member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the applicable plan based on elections by each Participant.
     Under the Plans, amounts credited to a Participant’s account are credited with deemed investment returns equal to the experience of certain investment funds offered under the applicable Plan and selected by the Participant, including U.S. Bancorp Common Stock. The Obligations are generally payable upon the earlier of a Participant’s retirement or termination of employment service, subject to exceptions for in-service withdrawals in the event of a Financial Hardship (as defined in each Plan) or termination of the applicable Plan, and subject to requirements to delay for six months certain distributions to key employees in order to comply with Section 409A of the Internal Revenue Code. The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments, at the election of the Participant and may be distributed in a lump sum in cash or in property consisting of the investment fund most recently approved to be used for determining the amounts to be credited or debited from the Participant’s account, as elected by the Participant and approved by the Compensation Committee of the Board of Directors of U.S. Bancorp (the “Committee”). Any lump sum distributions of account balances that reflect a deemed investment in U.S. Bancorp Common Stock will, unless otherwise determined by the Committee, be distributed in shares of U.S. Bancorp Common Stock, provided that fractional shares will be paid in cash.
     A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not assign or transfer any right or interest in a Plan in which they are participating, and the payments under each Plan may not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors of Participants or beneficiaries. U.S. Bancorp reserves the right to amend or terminate the Plans.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Delaware law, U.S. Bancorp will indemnify its directors and officers under certain circumstances against all expenses and liabilities incurred by them as a result of suits brought against them as directors and officers of U.S. Bancorp. The indemnified directors, advisory directors and officers must act in good faith and in a manner they reasonably believe to be in the best interests of U.S. Bancorp, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. U.S. Bancorp will not indemnify directors, advisory directors and officers for expenses in respect of any matter as to which the indemnified directors and officers shall have been adjudged to be liable to U.S. Bancorp, unless the court in which the action or suit was brought shall determine otherwise. U.S. Bancorp may indemnify officers, advisory directors and directors only as authorized in each specific case upon a determination by the shareholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.
     Article Eighth of U.S. Bancorp’s Restated Certificate of Incorporation provides that a director will not be liable to U.S. Bancorp or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to U.S. Bancorp or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under the Delaware statutory provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (d) for any transaction from which the directors derived an improper personal benefit.
     Article VI of U.S. Bancorp’s Restated Bylaws provides that the officers, directors and advisory directors of U.S. Bancorp will be indemnified to the full extent permitted by the DGCL. The board of directors has discretion to indemnify any employee of U.S. Bancorp for actions arising by reason of the employee’s employment with U.S. Bancorp. U.S. Bancorp will pay expenses incurred by officers, directors and advisory directors in defending actions in advance of any final disposition if the officer, director or advisory director agrees to repay the amounts if it is ultimately determined that he or she is not entitled to be indemnified under the Restated Bylaws, Delaware law or otherwise.
     U.S. Bancorp maintains a standard policy of officers’ and directors’ liability insurance.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
4.1	Restated Certificate of Incorporation of U.S. Bancorp (incorporated by reference to Exhibit 3.1 to U.S. Bancorp’s Current Report on Form 8-K filed on April 18, 2007).

4.2	Restated Bylaws of U.S. Bancorp (incorporated by reference to Exhibit 3.2 to U.S. Bancorp’s Current Report on Form 8-K filed on April 18, 2007).

4.3	Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.

4.4	Amended and Restated Rights Agreement, dated as of December 31, 2002, between U.S. Bancorp and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to Registration Statement on Form 8-A (File No. 001-06880) filed on December 31, 2002).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Minneapolis, State of Minnesota, on April 18, 2007.

U.S. Bancorp
By:	/s/ Richard K. Davis
Richard K. Davis
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 18, 2007.

Signature	Title

/s/ Richard K. Davis Richard K. Davis	President, Chief Executive Officer and Director (principal executive officer)

/s/ Andrew Cecere Andrew Cecere	Vice Chairman and Chief Financial Officer (principal financial officer)

/s/ Terrance R. Dolan Terrance R. Dolan	Executive Vice President and Controller (principal accounting officer)

*	Chairman
Jerry A. Grundhofer

*	Director
Victoria B. Buyniski Gluckman

*	Director
Arthur D. Collins, Jr.

*	Director
Peter H. Coors

Signature	Title

*	Director
Joel W. Johnson

*	Director
Olivia F. Kirtley

*	Director
Jerry W. Levin

*	Director
David B. O’Maley

*	Director
O’dell M. Owens, M.D., M.P.H.

*	Director
Richard G. Reiten

*	Director
Craig D. Schnuck

*	Director
Warren R. Staley

*	Director
Patrick D. Stokes

*By	/s/ Terrance R. Dolan Terrance R. Dolan Attorney-in-fact	Attorney-in-fact for the persons indicated above with an *.

EXHIBIT INDEX
4.1	Restated Certificate of Incorporation of U.S. Bancorp (incorporated by reference to Exhibit 3.1 to U.S. Bancorp’s Current Report on Form 8-K filed on April 18, 2007).

4.2	Restated Bylaws of U.S. Bancorp (incorporated by reference to Exhibit 3.2 to U.S. Bancorp’s Current Report on Form 8-K filed on April 18, 2007).

4.3	Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.

4.4	Amended and Restated Rights Agreement, dated as of December 31, 2002, between U.S. Bancorp and Mellon Investor Services LLC (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to Registration Statement on Form 8-A (File No. 001-06880) filed on December 31, 2002).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney.